Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor inquiries:

Karen Greene

ICG

Investor Relations

610-727-6858

IR@icg.com

ICG PROVIDES UPDATE ON RECENT EVENTS

Wayne, PA – January 5, 2012 – ICG Group, Inc. (Nasdaq: ICGE) today updated the investment community regarding some recent events that have occurred at the company.

StarCite Sold to The Active Network

On December 30, 2011, StarCite, Inc., an ICG company that is the leading provider of Web-based solutions to strategically manage corporate meetings and events, was acquired by The Active Network, Inc. (NYSE:ACTV), the leading provider of organization-based cloud computing applications for business events, community activities and sports markets.

ICG’s estimated portion of the sale proceeds is valued at approximately $24.9 million, based on the $13.60 closing price of Active’s common stock on December 30, 2011. These proceeds consist of approximately $15.8 million in cash and 668,834 shares of Active common stock valued at approximately $9.1 million (based on the $13.60 price). Approximately $100,000 of the cash consideration and 102,199 shares of the Active stock are being held in escrow, subject to customary working capital and indemnity provisions contained in the merger agreement, and 52,986 of the shares of Active stock will be received only if the closing price of Active’s stock does not exceed certain thresholds following the closing. The Active shares issued as merger consideration will be registered for resale.

ICG will initially record a gain of approximately $14 million in connection with the sale; the receipt of any additional shares and the release of any escrowed proceeds to ICG will result in additional gains. ICG does not expect to owe any income taxes in connection with the transaction.

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GovDelivery Acquired GovInteract

On November 30, 2011, GovDelivery, Inc. acquired GovInteract, an emerging leader in complete Web solutions, including multi-channel emergency communication, for public sector organizations.

The acquisition of GovInteract provides GovDelivery access to key voice, multi-channel alerting functionality that will be incorporated into the GovDelivery Digital Communication Management solution, which is currently used by government to send over 20 million email, SMS and social media messages daily. This integration will streamline processes and reduce costs by allowing government organizations to manage all of their digital communications through a single provider.

Many GovDelivery clients, such as the Federal Emergency Management Administration and the Centers for Disease Control, already rely on GovDelivery Digital Communication Management for emergency preparedness and response communication. Effective immediately through GovInteract’s patented technology, GovDelivery clients will now be able to use GovDelivery for voice notification and ReverseDial, a capability that allows public sector organizations to reach and alert both listed and unlisted phone numbers in a geographic area for emergency notifications.

This acquisition is not expected to have a material impact on ICG’s 2011 financial results. The terms of the deal were not disclosed.

ICG Commerce Signed Three New Customers

ICG Commerce signed three important contracts late in the fourth quarter. Two of these contracts are with CPG companies.

“We are pleased with the progress we made in the fourth quarter on several fronts,” said Walter Buckley, Chief Executive Officer of ICG. “The StarCite sale and the GovDelivery acquisition demonstrate ICG’s continued execution against its strategy of divesting of its minority-owned companies while enhancing its consolidated companies through tuck-in acquisitions. Additionally, we hope to build on the momentum generated by ICG Commerce’s recent new customer signings as we head into 2012.”

About ICG Group, Inc.

ICG Group, Inc. (Nasdaq: ICGE) identifies, capitalizes and grows companies in the cloud-based software and services sectors. These companies transform the way business is done by enabling enterprises to increase efficiencies and improve and automate critical processes. ICG leverages its unique expertise to carefully identify companies based on their potential to become market-changers and market-leaders. ICG is focused on building profitable businesses in these sectors by infusing them with management expertise, strategic and operational guidance, as well as growth capital.

About StarCite, Inc.

StarCite, Inc. provides a technology platform that makes meetings and event planning, booking and management easier and more cost-effective for corporations, hotels, venues and meetings suppliers worldwide. StarCite delivers visibility, cost savings and control over meetings spending for businesses and enhanced revenue opportunities for suppliers. Through Web-based, on-demand technology, StarCite automates and supports every key element of the meetings planning and procurement process: planning, budgeting, buying, attendance, payment, and results measurement. Using StarCite’s proprietary online marketplace, meetings buyers can connect and conduct business with over 83,000 hotels, venues, destinations and suppliers globally. For more information about StarCite please visit www.starcite.com.

About The Active Network, Inc.

The Active Network, Inc. is the leading provider of organization-based cloud computing applications—serving the business events, community activities, outdoors and sports markets—with over 47,000 global business customers and 70 million annual transactions reported last year. Its technology platform, ActiveWorks®, transforms the way organizers manage their activities and events by automating online registrations and streamlining other critical management functions, while driving consumer participation to their events. Its flagship media property, Active.com®, is the leading online community for people who want to discover, participate in and share activities about which they are passionate. Headquartered in San Diego, California since 1999, the company has over 25 offices worldwide. To learn more, visit http://www.activenetwork.com or http://www.Active.com. Follow Active Network on Twitter @ActiveNetwork, @Active and on Facebook.

About GovDelivery, Inc.

GovDelivery, Inc. the leading provider of government-to-citizen communication solutions, helps government maximize direct connections with the public while reducing communications cost. More than 450 government organizations worldwide, including more than half of major U.S. federal agencies, as well as state, county, and city governments in the United States, and local authorities and central government agencies in the United Kingdom, use GovDelivery to optimize their effectiveness, efficiency, and engagement in communications with the public. GovDelivery is an ICG company (Nasdaq: ICGE). For more information, visit http://www.govdelivery.com.

About ICG Commerce, Inc.

ICG Commerce, the leading procurement solution provider, is driving a fundamental change in the way today’s businesses achieve financial agility and fund growth. ICG Commerce is the only procurement solution provider that has built a specialized infrastructure dedicated to helping companies optimize indirect spend and drive bottom line savings that strengthen their businesses. ICG Commerce is an ICG company (Nasdaq: ICGE). For more information, visit http://www.icgcommerce.com.

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Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical facts are forward-looking statements that involve certain risks and uncertainties, including, but not limited to, risks associated with the effect of economic conditions generally, capital spending by our companies’ customers, our companies’ collective ability to retain existing customer relationships and secure new ones, our companies’ ability to compete successfully against their respective competitors, our companies’ ability to timely and effectively respond to technological developments, our ability to have continued access to capital and to deploy capital effectively and on acceptable terms, our ability to maximize value in connection with divestitures, our and our companies’ ability to retain key personnel, and other risks and uncertainties detailed in ICG’s filings with the Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those projected.